                                                                   EXHIBIT 5.1


                                PERKINS COIE LLP

          1211 SW FIFTH AVENUE, SUITE 1500, PORTLAND, OREGON 97204-3715
                 TELEPHONE: 503 727-2000 FACSIMILE: 503 727-2222

                                 April 14, 2000



Corillian Corporation
3855 S.W. 153rd Drive
Beaverton, Oregon  97006

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 9,151,855 shares of Common Stock, without par value (the "Shares"), which may be issued as follows: 999,999 shares pursuant to the Corillian Corporation 2000 Employee Stock Purchase Plan; 4,800,000 shares pursuant to the Corillian Corporation 2000 Stock Incentive Compensation Plan; and 3,351,856 shares pursuant to the Corillian Corporation 1997 Stock Option Plan (the "Plans").

         Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,



                                /s/ Perkins Coie